Exhibit 10.55

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of November 23, 2005 (this “Agreement”), between ANTARES PHARMA, INC., a Delaware corporation (the “Company”), and SICOR PHARMACEUTICALS, INC. (the “Investor”).

RECITALS:

A. The Investment. The Company intends to sell to the Investor, and the Investor intends to purchase from the Company, as an investment in the Company, the securities as described herein. The securities to be purchased are common stock, par value $0.01 per share, of the Company (the “Common Stock” or “Common Shares”) and are to be purchased at the Closing, as defined below, subject to the terms and conditions set forth herein.

B. The Securities. The term “Securities” refers to the Common Stock purchased under this Agreement.

C. Transaction Documents. The term “Transaction Documents” refers collectively to this Agreement and the registration-related provisions contained in Exhibit 1.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

Purchase; Closings

1.1 Purchase. On the terms and subject to the conditions set forth herein, at the Closing, the Investor will purchase from the Company, and the Company will sell to the Investor the Securities as set forth in Section 1.2.

1.2 Closing. (a) At the closing (the “Closing”), the Investor will purchase from the Company, and the Company will sell to the Investor, 400,000 Common Shares at a per share price of $1.25 per share ($500,000 in the aggregate) (the “Purchase”). The Closing will take place at the offices of [Leonard, Street and Deinard Professional Association, 150 South Fifth Street, Suite 2300, Minneapolis, Minnesota 55402] 10:00 a.m., [ Minneapolis] time, on _________ __, 2005.

(b) (1) The respective obligations of each of the Investor and the Company to consummate the Closing is subject to the fulfillment or written waiver by the Investor and the Company prior to the Closing of the following conditions: (A) all approvals and authorizations of, filings and registrations with, and notifications to, all governmental or regulatory authorities, agencies, courts, commissions or other entities (collectively, “Governmental Entities”) required for the Purchase shall have been obtained or made and shall be in full force and effect and all other waiting periods shall have expired, in each case, without imposing or the Company agreeing to any restriction or condition that would have a

Material Adverse Effect, as defined below, on the Company; and (B) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the Purchase or shall prohibit or restrict Investor or its Affiliates, as defined below, from owning or voting any Securities, as defined below.

(2) The obligation of the Company to consummate the Closing is also subject to the fulfillment or written waiver prior to the Closing of the following conditions: the Investor shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing and the Company shall have received a certificate dated as of the Closing Date signed on behalf of the Investor by a senior officer or general partner certifying compliance with Section 1.2(b)(2) hereof.

(3) The obligation of the Investor to consummate the Closing is also subject to the fulfillment or written waiver prior to the Closing of each of the following conditions: the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing and the Investor shall have received a certificate dated as of the Closing Date signed on behalf of the Company by a senior officer certifying compliance with Section 1.2(b)(3) hereof.

ARTICLE II

Representations and Warranties

2.1 Disclosure. (a) On or prior to the date hereof, the Company delivered to the Investor a schedule (“Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the Company’s representations or warranties contained in Section 2.2 or to one or more of its covenants contained in Article III; provided that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty will not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

(b) “Material Adverse Effect” means, with respect to the Investor only clause (2) that follows, or, with respect to the Company, both clauses (1) and (2) that follow, any circumstance, event, change or effect that: (1) is material and adverse to the financial position, results of operations, business, assets or liabilities of the Company and its subsidiaries taken as a whole or (2) would materially impair the ability of either the Investor or the Company, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Purchase and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect, under clause (1) or (2), shall be deemed not to include the impact of (A) changes in generally accepted accounting principles, (B) changes in laws of general applicability or interpretations thereof by Governmental Entities, (C) actions or omissions of either party taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (D) changes or conditions (including changes in economic, financial market, regulatory or political conditions, whether resulting from acts of war or terrorism, an escalation of hostilities or otherwise) affecting the U.S. economy or foreign economies (so long as any such change in condition does not disproportionately affect the business of the Company and its subsidiaries) and (E) this Agreement, the transactions contemplated hereby and thereby or the announcement thereof.

(c) “Previously Disclosed” means information set forth on the section of the Disclosure Schedule corresponding to the provision of this Agreement to which such information relates; provided that information which, on its face, reasonably should indicate to the reader that it relates to another provision of this Agreement shall also be deemed to be Previously Disclosed with respect to such other provision, as otherwise disclosed on a Company Report, as defined below, filed prior to the date hereof (other than as set forth in the risk factors or forward looking statements of such Company Report).

2.2 Representations and Warranties of the Company. Except as Previously Disclosed, the Company represents and warrants to the Investor that:

(a) Organization and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a Material Adverse Effect on the Company and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. The Company has furnished to the Investor true and correct copies of the Certificate of Incorporation and Bylaws of the Company as amended through the date of this Agreement.

(b) Company’s Subsidiaries. The Company has Previously Disclosed a complete and correct list of all of its subsidiaries as of the date hereof, all shares of the outstanding capital stock of each of which are owned directly or indirectly by the Company. The material subsidiaries of the Company are referred to herein individually as a “Company Subsidiary” and collectively as the “Company Subsidiaries.” No equity security of any Company Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such Company Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Company Subsidiary is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. All of such shares so owned by the Company are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Other than the Company Subsidiaries or as Previously Disclosed, the Company does not own beneficially (the concept of “beneficial ownership” having the meaning assigned thereto in Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), and the rules and regulations thereunder), directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation or other entity, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

(c) Capitalization. The authorized capital stock of the Company consists of 100 million shares of Common Stock, of which 42,379,486 shares were outstanding as of the date of this Agreement. As of the date hereof, there are outstanding options (each, a “Company Stock Option”) to purchase an aggregate of not more than 3,500,000 shares of Common Stock. The maximum number of shares of Common Stock that would be outstanding as of the Closing Date if all options, warrants, committed grants, conversion rights and other rights with respect thereto (excluding those to be issued pursuant hereto) outstanding as of the date hereof were exercised is not more than 63,500,000. All of the outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and nonassessable. The shares of Common Stock to be issued in accordance with the terms of this Agreement, upon such issuance, will be duly and validly authorized and issued and fully paid and nonassessable. Except as Previously Disclosed, as of the date hereof there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, preemptive rights or other rights obligating the Company to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of the Company.

(d) Authorization; No Default. The Company has the power and authority to enter into this Agreement and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company (the “Board of Directors”). This Agreement represents a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and to judicial limitations on the remedy of specific enforcement and other equitable remedies.

Neither the execution, delivery and performance by the Company of this Agreement and any documents ancillary hereto, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by the Company with any of the provisions hereof or thereof, will (1) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company under any of the material terms, conditions or provisions of (A) its Certificate of Incorporation or Bylaws or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement to which the Company is a party or by which it may be bound, or to which the Company or any of the properties or assets of the Company may be subject, or (2) violate any statute, rule or regulation or, to the knowledge of the Company, any judgment, ruling, order, writ, injunction or decree applicable to the Company or any of their respective properties or assets; except, in the case of clauses (1)(B) and (2), as would not reasonably be likely to have a Material Adverse Effect on the Company.

(e) Consents. Other than filing a Form D with the SEC, as defined below, and related filings to be made by the Company., no notice to, filing with, exemption or review by, or authorization, consent or approval of, any Governmental Entity or any other person is necessary for the consummation by the Company of the transactions contemplated by this Agreement.

(f) Company Financial Statements. The consolidated balance sheets of the Company and its subsidiaries as of December 31, 2004 and 2003 and related consolidated statements of income, stockholders’ equity and cash flows for the three years ended December 31, 2004, together with the notes thereto, certified by KPMG LLP and included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (the “Company 10-K”) as filed with the Securities and Exchange Commission (the “SEC”), and the unaudited consolidated balance sheets of the Company and its subsidiaries as of June 30, 2005 and related consolidated statements of income, stockholders’ equity and cash flows for the quarter then ended, included in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2005 (collectively, the “Company Financial Statements”) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly the consolidated financial position of the Company and its subsidiaries at the dates and the consolidated results of operations and cash flows of the Company and its subsidiaries for the periods stated therein (subject to the absence of notes and year-end audit adjustments in the case of interim unaudited statements).

(g) Reports. Since December 31, 2004, the Company has filed all material reports, registrations and statements, together with any required amendments thereto, that it was required to file with the SEC, including, but not limited to, Forms 10-K, Forms 8-K, Forms 10-Q and proxy statements and any documents incorporated by reference therein. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the “Company Reports”. As of their respective dates, the Company Reports (1) complied in all material respects with all the rules and regulations promulgated by the SEC and (2) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. Copies of all the Company Reports (other than those which have been filed with the SEC and are publicly available on EDGAR) have been made available to the Investor by the Company.

(h) Properties and Leases. Except for any lien for current taxes not yet delinquent or which are being contested in good faith and by appropriate proceedings and except as Previously Disclosed, the Company has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in the Company’s consolidated balance sheet as of December 31, 2004 included in the Company 10-K for the period then ended, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. Except as is not reasonably likely to have a Material Adverse Effect on the Company, all leases of real property and all other leases material to the Company pursuant to which the Company, as lessee, leases real or personal property are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by the Company or any event which, with notice or lapse of time or both, would constitute such a material default.

(i) Taxes. Each of the Company has filed all material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid all material taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of the Company for the fiscal year ended December 31, 1997 are for the purposes of routine audit by the Internal Revenue Service (the “IRS”) closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. The Company is not a party to any pending action or proceeding, nor to the Company’s knowledge has any such action or proceeding been threatened by any Governmental Entity, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies that would reasonably be likely to have a Material Adverse Effect on the Company and, to the knowledge of the Company, no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of the Company which has not been settled, resolved and fully satisfied, or adequately reserved for (other than those issues that are not reasonably likely to have a Material Adverse Effect on the Company). The Company has withheld all material taxes that it is required to withhold from amounts owing to employees, creditors or other third parties.

(j) No Material Adverse Effect. Since December 31, 2004, no change has occurred and no circumstances exist which have had or are reasonably likely to have a Material Adverse Effect on the Company.

(k) Commitments and Contracts. The Company has Previously Disclosed or has filed as an exhibit to a Company Report filed prior to the date hereof (or with respect to clause (4) below only, made available to the Investor or its representative) each of the following to which the Company is a party or subject (whether written or oral, express or implied):

(1) any material contract, agreement or arrangement (including severance arrangements) the terms of which would be subject to violation, breach, default, termination, acceleration of performance, or which would result in the creation of any lien, security interest, charge or encumbrance, as a result of the execution, delivery and performance by the Company of this Agreement or any documents ancillary hereto, or the consummation of the transactions contemplated hereby or thereby;

(2) any material contract, agreement or arrangement providing for “earn-outs,” “savings guarantees,” “performance guarantees,” or other contingent payments (other than in the ordinary course of the operating businesses of the Company, such as rebates and obligations under operating leases, triple net leases and indemnification arrangements in favor of directors and employees) by the Company other than those with respect to which there are no further material obligations under such provisions;

(3) any contract purporting to limit in any material respect, or containing covenants that would have the effect of limiting in any material respect, the ability of any Affiliate of the Company (other than Company Subsidiaries) to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which or with whom, such Affiliate may carry on its business (other than as may be required by law or applicable regulatory authorities); or

(4) any real property lease and any other lease which commits the Company to make at any time after the date hereof payments aggregating $5,000,000 or more.

(l) Litigation and Other Proceedings. There is no pending or, to the knowledge of the Company, threatened, claim, action, suit, investigation or proceeding, against the Company, nor is the Company subject to any order, judgment or decree, except for matters that have not had a Material Adverse Effect or are not reasonably likely to have a Material Adverse Effect.

(m) Compliance with Laws. The Company has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of the Company and the Company Subsidiaries, taken as a whole; and all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened, and all such filings, applications and registrations are current. Except as is not reasonably likely to have a Material Adverse Effect on the Company, (A) the conduct by the Company of its business and the condition and use of its properties does not violate or infringe any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation, and (B) the Company is not in default under any order, license, regulation, demand, writ, injunction or decree of any Governmental Entity.

(n) No Defaults. The Company is not in default, nor has any event occurred that, with the passage of time or the giving of notice, or both, would constitute a default, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which is reasonably likely to have a Material Adverse Effect on the Company.

(o) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company, in connection with this Agreement or the transactions contemplated hereby.

2.3 Representations and Warranties of the Investor. The Investor hereby represents and warrants to the Company that:

(a) Organization and Authority. The Investor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a Material Adverse Effect on the Investor and has full corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. The Investor has furnished the Company with a true and correct copy of its certificate of incorporation and bylaws, as amended through the date of this Agreement.

(b) Authorization. The Investor has the power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Investor and the consummation of the transactions contemplated hereby have been duly authorized by the Investor’s board of directors and no further approval or authorization is required. Subject to such approvals of Governmental Entities as may be required by statute or regulation, this Agreement is a valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms.

Neither the execution, delivery and performance by the Investor of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Investor with any of the provisions hereof, will (1) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of the Investor under any of the material terms, conditions or provisions of (A) its certificate of incorporation or bylaws or (B) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Investor is a party or by which it may be bound, or to which the Investor or any of the properties or assets of the Investor may be subject, or (2) subject to compliance with the statutes and regulations referred to in the next paragraph, materially violate any statute, rule or regulation or, to the knowledge of the Investor, any judgment, ruling, order, writ, injunction or decree applicable to the Investor or any of its properties or assets.

No notice to, filing with, exemption or review by, or authorization, consent or approval of, any Governmental Entity or any other person is necessary for the consummation by the Investor of the transactions contemplated by this Agreement.

(c) Knowledge as to Conditions. As of the date of this Agreement, it knows of no reason why any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, or notices required or otherwise a condition to the consummation of the transactions contemplated by this Agreement cannot, or should not, be obtained.

(d) Purchase for Investment. The Investor acknowledges that the Securities have not been registered under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”) or under any state securities laws. The Investor (1) is acquiring the Securities for its own account pursuant to an exemption from registration under the Securities Act solely for investment and not with a view to distribution in violation of applicable securities laws, (2) will not sell or otherwise dispose of any of the Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (3) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Securities and of making an informed investment decision and (4) is an Accredited Investor (as that term is defined by Rule 501 of the Securities Act).

(e) Financial Capability. The Investor will have available funds to make the Purchase on the terms and conditions contemplated by this Agreement.

(f) Brokers and Finders. Neither the Investor nor its Affiliates or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Investor, in connection with this Agreement or the transactions contemplated hereby.

ARTICLE III

Covenants

3.1 Filings; Other Actions. (a) Each of the Investor and the Company will cooperate and consult with the other and use commercially reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement. Each of the Investor and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all the information relating to the other party, and any of their respective subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees to keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

Nothing in this Section shall apply to the reports or other filings made by the Company and or pursuant to the Exchange Act.

(a) Information and Confidentiality. The Investor will hold, and will cause its respective subsidiaries and their directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or, in the written opinion of its counsel, by other requirement of law or the applicable requirements of any regulatory agency or relevant stock exchange, all records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the Company or any Company Subsidiary, in each case, furnished to it by or on behalf of the Company, any Company Subsidiary or its respective representatives (except to the extent that such information can be shown to have been (1) previously known by the Investor on a non-confidential basis, (2) in the public domain through no fault of the Investor or (3) later lawfully acquired from other sources by the Investor), and the Investor shall not release or disclose such Information to any other person, except its to auditors, attorneys, financial advisors, and other consultants and advisors who owe the Investor an obligation of confidentiality no less stringent that the one set forth above.

ARTICLE IV

Additional Agreements

4.1 Registration Rights. The Company shall use its commercially reasonable best efforts to file with the SEC, on behalf of the Investor and its Affiliates and any subsequent transferee, a registration statement (the “Registration Statement”) covering the Registrable Securities purchased hereunder; provided that in no event shall the Company fail to file the Registration Statement later than the 90th day following the date hereof, provided that the Company may, upon written notice to the Investor, elect to delay the filing of the Registration Statement for up to six (6) months if it believes, in good faith, that it would be in the best interests of the Company to do so. The expenses of the preparation and filing of such Registration Statement shall be borne by the Company. Upon filing the Registration Statement, the Company will use its commercially reasonable best efforts to have declared effective as soon as reasonably practicable following the filing thereof and to keep the Registration Statement effective with the SEC at all times until the Investor or any transferee who would require such registration to effect a sale of the Registrable Securities no longer holds the Registrable Securities, unless all such Registrable Securities then held by such holder can immediately be sold and for at least 30 of the past 60 trading days could have been sold by such holder pursuant to Rule 144 under the Securities Act. Provisions relating to the registration rights discussed in this Section are included in Exhibit 1 hereto. “Registrable Securities” means all shares of Common Stock acquired by the Investor hereunder.

4.2 Legend. (a) The Investor agrees that all certificates or other instruments representing the Securities subject to this Agreement will bear a legend substantially to the following effect:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

(b) Upon request of the Investor to effect a sale of any Securities, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that the Investor or its transferee is not an “affiliate” and has not been an “affiliate” (within the meaning of Rule 144 promulgated under the Securities Act) for the preceding three months, and otherwise subject to compliance with the provisions of Rule 144(k) promulgated under the Securities Act, the Company shall promptly cause any legend to be removed from any certificate for any Securities so to be Transferred. The Investor acknowledges that the Securities have not been registered under the Securities Act or under any state securities laws and agrees that it will not sell or otherwise dispose of any of the Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.

4.3 Withholding. The Company shall be entitled to deduct and withhold from amounts payable to the Investor or any of its Affiliate funds in respect of the Securities such amounts as it is required to deduct and withhold under applicable law. To the extent that amounts are so withheld by the Company, such withheld amounts shall be treated for all purposes as having been paid to the Investor or any such Affiliate fund in respect of which such deduction and withholding was made by the Company. Prior to the Investor or any of its Affiliate funds receiving any Securities, the Investor shall, and cause such Affiliate fund to, deliver to the Company a duly executed IRS Form W-9 or the appropriate IRS Form W-8, as applicable, and such other IRS forms as may reasonably requested by the Company from time to time. The Investor shall, and cause such Affiliate fund to, update all such IRS Forms, as appropriate, from time to time.

ARTICLE V

Miscellaneous

5.1 Survival of Representations, Warranties, Agreements, Etc. Each of the representations and warranties set forth in this Agreement shall survive the Closing but only for a period of 18 months following the Closing Date and thereafter shall expire and have no further force and effect. Except as otherwise provided herein, all covenants and agreements contained herein shall survive for the duration of any statutes of limitations applicable thereto or until, by their respective terms, they are no longer operative.

5.2 Amendment. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party.

5.3 Waiver. The conditions to each party’s obligation to consummate the Purchase are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

5.4 Counterparts and Facsimile. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

5.5 Governing Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby

5.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a) If to the Investor:

SICOR Pharmaceuticals, Inc.
19 Hughes
Irvine, California 92618
Attention: Senior Vice President and General Manager

with a copy to:	Teva North America
425 Privet Road
Horsham, PA 19044
Attention: Senior Vice President and General Counsel

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019-6099
Telecopy: (212) 728-8111

Attn:	William J. Grant, Jr.
Jeffrey S. Hochman

(b) If to the Company:

Antares Pharma, Inc.
707 Eagleview Boulevard, Suite 414
Exton, Pennsylvania 19341
Attention: President and Chief Executive Officer

with a copy to:	Leonard, Street and Deinard Professional Association
(which shall not	150 South Fifth Street
constitute notice	Suite 2300
to the Company)	Minneapolis, MN 55402
Telecopy: (612) 335-1657
Attention: Morris M. Sherman, Esq.

5.8 Entire Agreement, Etc. (a) This Agreement (including Disclosure Schedule) constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof, and (b) this Agreement will not be assignable by operation of law or otherwise (any attempted assignment in contravention hereof being null and void).

5.9 Definitions of “subsidiary,” “Affiliate” and “knowledge”. (a) When a reference is made in this Agreement to a subsidiary of a person, the term “subsidiary” means those corporations and other entities of which such person owns or controls more than 50% of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which more than 50% of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, that there shall not be included any such entity to the extent that the equity securities of such entity were acquired in satisfaction of a debt previously contracted in good faith or are owned or controlled in a bona fide fiduciary capacity.

(b) The term “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities by contract or otherwise.

(c) The term “knowledge” or any similar formulation of knowledge shall mean, (i) in the case of the Company, the actual knowledge after due inquiry of an executive officer of the Company (which due inquiry shall include reasonable inquiry of the direct reports to such executive officer and appropriate senior executives of the Company Subsidiaries) and (ii)

in the case of the Investor, the actual knowledge after due inquiry of a managing director of the entity that manages the Investor.

5.10 Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

5.11 Severability. If any provision of this Agreement or the application thereof to any person (including, without limitation, the officers and directors of the Investor and the Company) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

5.12 No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the parties hereto or permitted transferees of the Investor, any benefit right or remedies.

5.13 Time of Essence. Time is of the essence in the performance of each and every term of this Agreement.

5.14 Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, the Company and the Investor acknowledge and agree that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided that such party hereto is not in material default hereunder. The parties hereto agree that, if for any reason a party shall have failed to perform its obligations under this Agreement, then the party seeking to enforce this Agreement against such nonperforming party shall be entitled to specific performance and injunctive and other equitable relief, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that any party may have against another party for any failure to perform its obligations under this Agreement, including the right to seek damages for a material breach of any provision of this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

ANTARES PHARMA, INC.

By:	/s/ Jack E. Stover
Name: Jack E. Stover
Title: President and CEO

SICOR PHARMACEUTICALS, INC.

By:	/s/ Mark Durand
Name: Mark Durand
Title: CFO and SVP

Suspension of Registration Statement. Anything in this Agreement to the contrary notwithstanding, it is understood and agreed that the Company shall not be required to keep any shelf registration effective or useable for offers and sales of the Registrable Securities, file a post effective amendment to a shelf registration statement or prospectus supplement or to supplement or amend any registration statement, if (A) the Registration Statement, any prospectus or prospectus supplement constituting a part thereof, or any document incorporated by reference in any of the foregoing contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in the light of the circumstances under which they are made; (B) the Company is in possession of material information that it deems advisable not to disclose in a Registration Statement; (C) the Company has determined to proceed with a public offering of its equity securities and, in the judgment of the managing underwriter thereof or the Company (if such offering is not underwritten), sales under the Registration Statement would have a material adverse effect on such offering; or (D) the Company is engaged in any program for the purchase of shares of its own Common Stock, unless such repurchase program and the requested sale may proceed concurrently pursuant to an exemption under the Commission’s Regulation M or any other applicable exemption (it being understood that, to the extent consistent with any such program, the Company will use commercially reasonable efforts to make an exemption available to the beneficiaries of these registration rights (the “Beneficiaries”) or to otherwise open up a sufficient window period under Regulation M to enable the Beneficiary to obtain the liquidity it desires hereunder). The Company shall provide notice of any such suspension to the Investor and each Beneficiary in accordance with Section 5.7 of this Agreement. Upon receipt by a Beneficiary of notice of an event of the kind, described in this Section 1, such Beneficiary shall forthwith discontinue such Beneficiary’s disposition of Registrable Securities until the Company has provided notice that such disposition may continue and of any supplemented or amended prospectus indicated in such notice. The Company agrees that any period in which sales, transfers or dispositions must be discontinued as a result of a given occurrence of a circumstance referred to in the preceding sentence shall not exceed 60 days, and shall not exceed 120 days in the aggregate over any 12-month period.

Indemnification by the Company. The Company agrees to indemnify and hold harmless each Beneficiary, its officers and directors, and each person, if any, who controls such Beneficiary, within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred by such Beneficiary, any of its officers or directors or any such controlling person in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any prospectus relating to Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished by such Beneficiary or the plan of distribution, furnished in writing to the Company by or on behalf of such Beneficiary expressly for use therein; provided, however, that the foregoing indemnity agreement with respect to any prospectus shall not inure to the benefit of such Beneficiary if a copy of the most current prospectus at the time of the delivery of the securities was made available to such Beneficiary but was not provided by the Beneficiary or any Underwriter to the buyer of such securities and such current prospectus would have cured the defect giving rise to such loss, claim, damage or liability. The Company also agrees to indemnify any Underwriters of any Registrable Securities, their officers and directors and each person who controls such Underwriters on substantially the same basis as that of the indemnification of Beneficiary provided in this Section 2. As used throughout this Exhibit, “Underwriter” means a securities dealer who purchases any Registrable Securities as principal and not as part of such dealer’s market-making activities.

Indemnification by Each Beneficiary. Each Beneficiary agrees, severally and not jointly, to indemnify and hold harmless the Company, its officers and directors, and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Beneficiary, but only with reference to information furnished by such Beneficiary or the plan of distribution furnished in writing by or on behalf of such Beneficiary expressly for use in the Registration Statement or any prospectus relating to the Registrable Securities, or any amendment or supplement thereto or any preliminary prospectus. Each Beneficiary also agrees, severally and not jointly to indemnify and hold harmless any Underwriters of the Registrable Securities, their officers and directors, and each person who controls such underwriters on substantially the same basis as that of the indemnification of the Company provided in this Section 3. Notwithstanding anything to the contrary contained in this Exhibit, the obligations of any Beneficiary pursuant to this Section 3 shall not exceed the amount of proceeds received by such Beneficiary for the relevant Registrable Securities.

Conduct of Indemnification Proceedings. In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 2 or 3 of this Exhibit, such person (the “Indemnified Party”) shall promptly notify the person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party, upon the request of the Indemnified Party, shall retain counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified

Party and any others the Indemnifying Party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel (which counsel shall be reasonably accountable to the Indemnifying Party), but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (a) the Indemnifying Party and the Indemnified Party shall have mutually agreed in writing to the retention of such counsel or (b) the named parties to any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and, in the written opinion of counsel for the Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings involving one or more Indemnified Parties in the same jurisdiction, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel required under the circumstances) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are submitted in writing for payment. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties or, if the Indemnified Parties are exclusively Beneficiaries, by the Investor. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.

Contribution. If the indemnification provided for in this Exhibit is unavailable to an Indemnified Party in respect of any losses, claims, damages or liabilities referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (a) in such proportion as is appropriate to reflect the relative benefits received by the Company, Beneficiary and the Underwriters from the offering of the securities, or (b) if the allocation provided by clause (a) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (a) above but also the relative fault of the Company, such Beneficiary and the Underwriters in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company, such Beneficiary and the Underwriters shall be deemed to be in the same respective proportions as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by each of the Company and such Beneficiary and the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the prospectus, bear to the aggregate public offering price of the securities. The relative fault of the Company, such Beneficiary and the Underwriters shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and each Beneficiary agrees that it would not be just and equitable if contribution pursuant to this Section 5 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 5, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and each Beneficiary shall not be required to contribute any amount in excess of the amount by which the net proceeds of the offering (before deducting expenses) received by such Beneficiary exceeds the amount of any damages which such Beneficiary has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

Survival. The indemnity and contribution agreements contained in this Exhibit shall remain operative and in full force and effect regardless of (a) any termination of this Agreement or any underwriting agreement, (b) any investigation made by or on behalf of any Indemnified Person or by or on behalf of the Company and (c) the consummation of the sale or successive resales of the Registrable Securities.

Registration Expenses. In connection with the Registrable Securities, the Company shall pay the following reasonable expenses incurred in connection with such registration: (a) registration and filing fees with the Commission, (b) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (c) printing expenses, (d) fees and expenses incurred in connection with the listing of the Registrable Securities on the stock exchanges, if any, on which the applicable class of Registrable Securities is then listed or, if such class of Registrable Securities is not then listed, on the principal national stock exchange on which the Common Stock is then listed, (e) fees and expenses of counsel and independent certified public accountants for the Company (including the expenses of any comfort letters reasonably required by any Underwriters), (f) the fees and expenses of any additional experts retained by the Company in connection with such registration and (g) fees and expenses in connection with any review of underwriting arrangements by the National Association of Securities Dealers, Inc. Each Beneficiary shall pay any underwriting fees, discounts or commissions attributable to the sale of Registrable Securities by it and any out-of-pocket expenses of such Beneficiary, including its counsel fees, accountant fees and expenses. The Company shall pay internal Company expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties).